Exhibit 11.1

Banco Itaú Holding Financeira S.A. - Code of Ethics

Introduction

The ethical principles guiding our activities are also the cornerstone of our sound and trustworthy Company thus reflecting on our image of a sound and reliable Institution.

This Code of Ethics gathers the guidelines which must be pursued when carrying out our professional responsibilities so that enhanced ethical standards will be achieved when performing our activities. It also expresses our cultural standards and commitments undertaken within the market.

Approach

This Code of Ethics applies to all levels of management and employees at Banco Itaú Holding Financeira S.A. as well as all affiliated companies.

General principles

The Institution is cognizant that business objectives and clear ethical principles must be shared and pursued by management and employees to achieve its consolidation and development.

We are an Institution operating in the financial market seeking an ongoing development, performance leadership and the satisfaction of our Customers. One of our most crucial objectives is to keep our reputation of a sound and reliable Company, aware of our social and entrepreneurial accountability, pursuing results which are fair, clear, reliable and compliant to laws in force.

Our performance breakthrough is always distinguished by integrity, trustworthiness and loyalty as well as by respect and appreciation for the human being in his/her privacy, individuality and dignity.

We discredit any behavior guided by prejudice related to race, religion, social class, sex, color, age, physical disabilities and any other type of discrimination.

We believe on the entrepreneurial and social accountability as we are a Company engaged with the community we serve and that such responsibility is fully accomplished when it contributes to the development of Brazil.

All levels of management as well as all employees must commit with the safeguard of the values and image of the Institution, the preservation of an attitude consistent with this image and values and protect the interests of both, Customers and Company. The search for the development of our Company must be supported by these principles ensuring our actions are guided by the highest ethical standards and strict respect to lawfulness.

Management responsibilities

Accomplishing their responsibilities, the President and the Senior Management of the Company are to:

•	encourage and commit with an ethical and honorable behavior, providing ethical conduct in the personal or professional conflict of interest resulting from the relationship with regular or prospective peers;
•	prevent conflict of interests and disclose any relationships or transactions suspicious of such conflicts;
•	take all the reasonable measures to protect the confidentiality of restricted information related to the Company and its Customers, acquired or generated in the course of the activities and prevent the disclosure of such non-authorized information unless required by laws in force, regulation or legal/regulatory process;
•	produce complete, legitimate, accurate, timely and comprehensive reports and documents which are forwarded or submitted to the Central Bank or to other regulatory agencies. Accordingly, the information publicly disclosed is to be managed similarly;
•	promptly report any breaches of these guidelines to the Audit Committee;

•	avoid any action, which directly or indirectly have a fraudulent, coercive, manipulative or deceiving nature meant for the independent auditors intending the generation of misleading information about the Company.

Professional and personal integrity

Employ the same attitude any honorable and trustworthy person would employ in the performance of his/her activities in the relationship with others and in the management of his/her own business.

Always act in the best interest of the Institution, keeping confidentiality on the businesses and transactions carried out by the Company and Customers.

The attitude and behavior should essentially reflect the professional and personal integrity and prevent the Company from losses.

Carefully evaluate situations which could evidence conflict between your interests and the interests of the Company and/or unethical behavior even though tangible damages are not caused to the Institution.

The following patterns of behavior are not particularly tolerated:

•	carry out business as a representative of the Institution with companies in which you or persons linked by family or personal ties have, directly or indirectly, business or participation. For such case, an appropriate authorization must be provided by the superior, at least an “A” manager or equivalent;
•	conduct periodic private business with Customers and/or Suppliers. Eventual business with Customers and/or Suppliers are not forbidden, but they must be previously communicated, in written, to the superior or to the “Internal Control and Risks” officer from related Area;
•	default in personal business;
•	use the position, job or information on business and matters of the Institution and/or its Customers to influence decisions for your own sake or for the sake of third parties;
•	accept or offer, directly or indirectly, personal favors or gifts engendered by the relationship with the Bank that are likely to influence decisions, expedite transactions or be beneficial to third parties. Gifts not comprised by this orientation but having values exceeding the limits expressed on the Normative Circular RP-29 must be informed in written to the “Internal Control and Risks” officer from related Area;
•	any attitude discriminating people to whom we keep a professional relationship as to color, sex, religion, social class, age or physical disabilities;
•	hire relatives without the proper authorization provided by the superior; recommend the hiring of relatives or influence others to do so without informing the responsible for such engagement;
•	use equipment or other resources belonging to the Institution for private and non-authorized purposes;
•	get involved in private and non-authorized activities which may interfere with the working hours devoted to the Company;
•	use technologies, methodologies, know-how and other information belonging or developed/acquired by the Institution for private purposes or transfer to third parties;
•	act on behalf of the Company when not authorized or skilled to do so;
•	buy or sell shares of the Institution based on information not publicly disclosed.

The following are examples of an expected and consistent behavior with the core values of the Company and the search for results:

•	truly recognize the blunders and promptly communicate them to the corresponding hierarchical level;

•	question the procedures not compliant with the principles and core values of the Company;
•	put forward constructive criticism and suggestions aimed at enhancing the quality of the work.

Relationship with the Client

The commitment to satisfying our Customers must be reflected in respect for their rights and search for solutions which will meet their interests, always in agreement with the objectives of development and profitability of the Institution.

Serve the Customers with courtesy and efficiency, providing clear and precise information. The customer is to get replies for their requests, even though negative, appropriately and within the deadline agreed with the Customer.

Avoid giving special treatment to anyone for personal reasons or emotion.

Relationship with shareholders

The relationship with shareholders must be guided by precise, clear and timely information leading to the transparence of the activities and performance of the Institution. Such behavior will strengthen the search for results favorably affecting the market value of the Company.

Safeguard the information not yet publicly disclosed which could affect the quotation of our shares or impair the market transactions or investment decisions.

The purchase and sale of shares from the Institution based on information not publicly disclosed is not tolerated.

Relationship at the working environment

The relationship at the working environment must be conducted by means of courtesy and respect. Cooperate so as the teamwork spirit, loyalty, confidence, consistent behavior with the values of the Institution and the search for results will prevail.

When in the role of managing people, bear in mind your staff will take you as an example. Your attitude, therefore, should constitute a model of conduct for your team.

The use of your position to request favors or personal services from subordinates is not tolerated.

It is essential to recognize the quality of each member of the staff and provide them equal opportunity for professional development, according to the attributes, competence and contribution of each employee. Any decision affecting the professional career of subordinates based on personal relationship will not be tolerated.

Relationship with the public sector

Comply with the highest standards of honesty and integrity whenever in contact with the management or employees from the public sector preventing your behavior from appearing improper. Surrender giving opinions on acts or attitudes of civil servants or to make comments of political nature.

Whenever standing for the interests of the Institution, the policies and procedures set by our Company must be your guide and always comply with the highest ethical principles and respect to the laws and rules in force.

Relationship with suppliers

The selection and engagement of suppliers must always comply with high standards of technical, professional and ethical attributes according to the Company’s requirements. This process must be carried out based on established procedures such as bidding or price quotation, ensuring the best cost-benefit ratio.

Avoid carrying out business with Suppliers bearing a suspicious reputation.

The same behavior standards must be applied to the relationship with other financial Institutions.

Relationship with competitors

The fair competition must be the basic element conducting all the operations and relationship with other Banks and Institutions in the financial market. Our competitiveness must be exercised based on this Principle.

You must not make any comments which could affect the image or contribute to the disclosure of rumors about competitors.

Regard the other financial Institutions with the same appreciation we expect to be regarded with.

Do not provide proprietary information of the Institution to competitors.

Conduct towards doubts or actions contrary to the Principles and rules established by the Code

The ethical issues are not mostly generated by the people themselves but they emerge, thus compelling people to face them. The general guidelines expressed by this Code enable us to evaluate most of the regular situations, but the problems which may appear on a daily basis are not necessarily detailed. Thus, occasional doubts may arise regarding the most appropriate conduct to be adopted. Whenever you are confronted with a similar situation, seek guidance.

The Executive Director or the “Internal Control and Risks” officer from each Area must be promptly and formally communicated whenever when faced with a situation identified as a conflict of interest, or whenever you suspect or is familiar with facts which could lead to the detriment of the Company or are contrary to the Principles set by this Code. This way, you are preserving yourself and reinforcing the ethical principles of the Company.

The Forensic Activities and Fraud Prevention Management must be contacted whenever you are prevented, for any reason, from communicating your superior, or the “Internal Control and Risks” officer, from corresponding Area.

Code of Ethics management

The Code of Ethics management is carried out by the “Auditing Management” which is in charge for its disclosure, updating and application as well as to provide substance for the Ethics Committee decisions.

Ethics Committee

The Ethics Committee has the responsibility to permanently evaluate the pertinence and keep this Code updated as well as to determine the required measures for its disclosure and circulation of the highest standards of ethical behavior within the Institution.

The Committee is also responsible for judging cases of significant violation of the Code of Ethics and also assisting on the interpretation of its contents.

The Permanent Normative Circular AG-17 - Itaú Conglomerate Behavior Policy demonstrates the organization of the Ethics Committee.

Final considerations

The behavior policy terms are comprehended by the Permanent Normative Circular AG-17 - Itaú Conglomerate Behavior Policy. The Code of Ethics in full is provided by the appendix D-1 within this normative.